Exhibit 99.1

NOTRE DAME FOOTBALL LEGEND, DANIEL “RUDY” RUETTINGER AND MARSHALL HOLDINGS INTERNATIONAL INC. ANNOUNCE INTENT TO MERGE

Las Vegas, Nevada November 17, 2008, Marshall Holdings International, Inc. (OTCBB: MHLI) announced today that it and its wholly-owned subsidiary, Marshall Acquisition Company, Inc., and Rudy Nutrition have signed a Plan and Agreement of Triangular Merger whereby Rudy Nutrition will merge with Marshall Acquisition Company, Inc. with the shareholders of Rudy Nutrition receiving in exchange shares of the common stock of Marshall Holdings International, Inc., pending due diligence.  Rudy Nutrition is the owner of Rudy Beverage, Inc.

“Rudy Beverage, Inc. distributes ‘Rudy,’ an electrolyte enhanced vitamin water which is a high-nutrition beverage with only 8 grams of sugar per 8 ounce serving along with several health benefits.  We are thrilled about the opportunity to partner with Rudy Beverage in bringing healthier, low-sugar drinks to our retail customers,” said Elwood Sprenger, Marshall Holdings chairman.  “We share Rudy Beverage’s commitment to product excellence and they fit well with Marshall’s line of SOCKO energy drinks.”

Rudy’sTM formula contains half the sugar of most leading sports drinks and vitamin waters, and provides high levels of electrolytes, sea salts and natural vitamins and minerals.  It utilizes the natural sweetener Xylitol to replace high levels of sugar and fructose found in similar beverages.

Sprenger commented, “We believe this formula combination is a healthier way to keep everyone from the all-star high school athlete to the weekend warrior constantly energized.  Its combination of electrolytes, vitamins, especially B vitamins, and the use of L-Arginine and L-Carnitine help revitalize and refresh the body.  And, it tastes superior to its competition.”

Elwood Sprenger’s resources and talents bring to Marshall Holdings International, Inc. the distribution systems for its product lines, and allow the company to expand its distribution of its beverage products.

Marshall Holdings’ business objective is to manufacture and market the company’s products in such a way as to create value that can be sustained over the long term for shareholders, employees, consumers, and business partners.

About Rudy Nutrition and Rudy Beverage, Inc.
Founded by Notre Dame sports legend Daniel “Rudy” Ruettiger, Rudy Beverage, Inc. is focused on creating and distributing alternative beverages that offer great taste as well as healthy choices for parents, kids and athletes looking for something special.  “Rudy” is the first in the new line of low-sugar, high-nutrition beverages that also offer Rudy’s inspirational message of hope – that “never give up” spirit immortalized in the movie “RUDY” – on every bottle.  Visit www.rudybeverageinc.com for more information.

Our Company, Our Products:
Marshall Holdings is a natural products distribution company that has been in business since 1974 and has sold into over 3,500 health food stores, pharmacies, medical offices around the country not to mention doing complete order fulfillment for many up and coming on-line stores.  Marshall carries over 6,000 natural products and supplements comprising over 150 manufactures. Our unique product mix consists of a wide variety of natural products ranging from popular herbs and health supplements to body care and fitness.  Marshall offers complete lines of teas, herbs, vitamins, health foods, minerals, homeopathic remedies, natural cosmetics, skin care, pet care, cold and wellness products, weight management products, and much more.

Additional information can be found at:

www.marshalldc.com or www.MHII.net or www.worldhealthdepot.com

FORWARD LOOKING SAFE HARBOR STATEMENT

A number of statements contained in this press release are forward-looking statements.  These forward-looking statements involve a number of risks and uncertainties, including the timely development, and market acceptance conditions, successful integration of acquisitions and the ability to secure additional sources of financing.  The actual results that MHLI may achieve could differ materially from any forward-looking statements due to such risks and uncertainties.

Contact:  Public Relations 702-289-4387